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                                                                    Exhibit (10)


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 33-66786 of Lincoln Benefit Life Variable Annuity Account of our reports dated March 20, 1998 on the financial statements of Lincoln Benefit Life Variable Annuity Account and the consolidated financial statements of Lincoln Benefit Life Company and subsidiary, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Financial Statements" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Lincoln, Nebraska
April 27, 1998